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                                                                    Exhibit 99.2


                           JORDAN VALLEY HOSPITAL, LP

                              FINANCIAL STATEMENTS

                                    CONTENTS

Condensed Balance Sheets at March 31, 2004 (Unaudited) and September 30, 2003...............................         2
Condensed Statements of Operations for the Three and Six Months Ended March 31, 2004 and 2003 (Unaudited)...         3
Condensed Statements of Cash Flows for the Six Months Ended March 31, 2004 and 2003 (Unaudited).............         4
Notes to Unaudited Condensed Financial Statements...........................................................         5

                           JORDAN VALLEY HOSPITAL, LP
                            CONDENSED BALANCE SHEETS
                  (IN THOUSANDS, EXCEPT SHARE AND UNIT AMOUNTS)

                                                                     (UNAUDITED)
                                                                       MARCH 31,                   SEPTEMBER 30,
                                                                         2004                          2003
                                                                     ------------                  -------------
ASSETS
Current assets:
   Cash..................................................            $          -                  $         189
   Accounts receivable net of allowance for doubtful
     accounts of $5,292 and $2,507, respectively.........                   7,650                          6,938
   Inventories...........................................                   1,197                          1,210
   Prepaid expenses and other current assets.............                     240                            429
                                                                     ------------                  -------------
     Total current assets................................                   9,087                          8,766
Property and equipment, net..............................                  42,364                         36,670
Goodwill.................................................                   8,925                          8,925
Due from affiliate.......................................                    (922)                         4,396
Other assets, net........................................                   1,406                          1,165
                                                                     ------------                  -------------
     Total assets........................................            $     60,860                  $      59,922
                                                                     ============                  ==============
LIABILITIES AND PARTNER'S CAPITAL
Current liabilities:
   Accounts payable......................................            $      2,804                  $       2,431
   Salaries and benefits payable.........................                   1,520                          1,496
   Accrued expenses and other current liabilities........                     121                            242
   Current portion of capital lease obligations..........                     998                            346
   Current portion of debt allocated from IASIS..........                       -                            611
                                                                     ------------                  -------------
     Total current liabilities...........................                   5,443                          5,126
Debt allocated from IASIS................................                  31,078                         31,406
Capital lease obligations................................                     847                          1,029
Redeemable limited partnership units - $20,000 per unit;
   2,724 units issued and outstanding at March 31, 2004
   and September 30, 2003................................                  22,845                         21,726
Partner's capital:
   General partner - 1% ownership interest at March 31,
     2004 and September 30, 2003.........................                     647                            635
                                                                     ------------                  -------------
     Total liabilities and partner's capital.............            $     60,860                  $      59,922
                                                                     ============                  =============

See accompanying notes

                           JORDAN VALLEY HOSPITAL, LP
                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                         THREE MONTHS ENDED MARCH 31,              SIX MONTHS ENDED MARCH 31,
                                                        ------------------------------          ------------------------------
                                                            2004              2003                 2004               2003
                                                        -------------    -------------          -----------      -------------
                                                                         (PREDECESSOR                            (PREDECESSOR
                                                                         -- SEE NOTE 1)                          -- SEE NOTE 1)
Net acute care revenue...........................       $      15,064    $      12,970          $    29,978      $      25,275

Costs and expenses:
   Salaries and benefits.........................               5,096            4,515                9,812              8,754
   Supplies......................................               1,579            1,531                3,113              3,051
   Other operating expenses......................               2,108            1,993                4,411              3,908
   Provision for bad debts.......................               1,287              887                2,592              2,180
   Interest, net.................................                 747            1,498                1,372              3,001
   Depreciation and amortization.................                 618              790                1,220              1,554
   Management fees...............................                 301              588                  600              1,159
                                                        -------------    -------------          -----------      -------------
     Total costs and expenses....................              11,736           11,802               23,120             23,607
                                                        -------------    -------------          -----------      -------------
Net income.......................................       $       3,328    $       1,168          $     6,858      $       1,668
                                                        =============    =============          ===========      =============
Net income attributable to general partner.......       $          33                           $        69
                                                        =============                           ===========
Net income attributable to limited partners......       $       3,295                           $     6,789
                                                        =============                           ===========
Net income per limited partnership unit..........       $    1,209.37                           $  2,492.14
                                                        =============                           ===========

See accompanying notes

                           JORDAN VALLEY HOSPITAL, LP
                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                             PREDECESSOR (SEE NOTE 1)
                                                                                             ------------------------
                                                                 SIX MONTHS ENDED                SIX MONTHS ENDED
                                                                     MARCH 31,                       MARCH 31,
                                                                       2004                            2003
                                                                 ----------------            ------------------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income...............................................        $          6,858            $                  1,668
Adjustments to reconcile net income to net cash provided
   by operating activities:
   Depreciation and amortization.........................                   1,220                               1,554
   Changes in operating assets and liabilities:
     Accounts receivable.................................                    (712)                                495
     Inventories, prepaid expenses and other current
       assets............................................                     202                                 102
     Accounts payable, salaries and benefits payable,
       accrued expenses and other current liabilities....                     276                                (128)
                                                                 ----------------            ------------------------
         Net cash provided by operating activities.......                   7,844                               3,691
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net.................                  (6,914)                             (1,357)
Change in other assets...................................                    (240)                               (324)
                                                                 ----------------            ------------------------
         Net cash used in investing activities...........                  (7,154)                             (1,681)
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of debt and capital lease obligations............                    (468)                               (177)
Change in due to/from affiliate, net.....................                    (263)                             (2,059)
Distribution to partners.................................                    (148)                                  -
                                                                 ----------------            ------------------------
         Net cash used in financing activities...........                    (879)                             (2,236)
                                                                 ----------------            ------------------------
Change in cash...........................................                    (189)                               (226)
Cash at beginning of period..............................                     189                                 226
                                                                 ----------------            ------------------------
Cash at end of period....................................        $              -            $                      -
                                                                 ================            ========================

See accompanying notes

                           JORDAN VALLEY HOSPITAL, LP
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

Jordan Valley Hospital, LP, a Delaware limited partnership (the "Partnership") was formed on February 11, 2003 to own and operate Jordan Valley Hospital (the "Hospital"). The Hospital is a 92-bed acute care hospital that provides inpatient, outpatient and emergency care services to residents in and around the Salt Lake City, Utah area. The Partnership's general partner is IASIS Healthcare Holdings, Inc. ("General Partner") and the limited partners consist of Jordan Valley Hospital Holdings, Inc., a wholly-owned subsidiary of IASIS Healthcare Corporation ("IASIS"), and other third-party investors. The General Partner is a wholly-owned subsidiary of IASIS. IASIS is a for-profit hospital management company that owned and operated 15 acute care hospitals and one behavioral health hospital in five states at March 31, 2004. IASIS also has an ownership interest in three ambulatory surgery centers and owns and operates a Medicaid managed health plan in Phoenix.

On April 1, 2003, the Partnership sold 72 redeemable limited partner units in the Partnership in a private placement offering. Prior to this transaction, the Hospital was owned and operated by Jordan Valley Hospital, Inc. In connection with the transaction, Jordan Valley Hospital, Inc. changed its name to Jordan Valley Hospital Holdings, Inc. and contributed substantially all of its assets to the Partnership in exchange for 2,652 redeemable limited partner units. Jordan Valley Hospital Holdings, Inc. currently owns a 96.4% interest in the Partnership.

The financial statements for all periods prior to April 1, 2003 reflect the financial position, result of operations and cash flows of Jordan Valley Hospital, Inc., the Partnership's predecessor entity (the "Predecessor"). The financial statements for all periods subsequent to April 1, 2003, reflect the financial position, results of operations and cash flows for the Hospital as operated by the Partnership. Unless stated otherwise as the Predecessor or the Partnership, all references to the Hospital include the operations of both the Predecessor and the Partnership.

The Partnership's Limited Partnership Agreement (the "Partnership Agreement") provides that income, losses and distributions will be shared pro rata among the partners.

The unaudited condensed financial statements include the accounts of the Partnership and have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and in accordance with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. The balance sheet at September 30, 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the Partnership's Annual Report on Form 10-K for the fiscal year ended September 30, 2003.

In the opinion of management, the accompanying unaudited condensed financial statements contain all material adjustments (consisting of normal recurring items) necessary for a fair presentation of results for the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and notes. Actual results could differ from those estimates.

2.    DEBT ALLOCATED FROM IASIS

In conjunction with the acquisition of the Hospital, the Predecessor entered into a promissory note (the "Note") with IASIS in the amount of $45,080,000. Under provisions of the Note, interest of 13% per annum is due and payable on October 1, of each year until October 1, 2004, at which time the entire outstanding principal balance, together with all accrued and unpaid interest, is immediately due and payable in full. The Note can be prepaid in whole or in part without premium or penalty and reborrowed up to the stated principal amount. The Predecessor remains obligated to IASIS under the Note, while the Partnership has no obligation to IASIS or the Predecessor under the Note.

                           JORDAN VALLEY HOSPITAL, LP
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
                                   (CONTINUED)

In connection with its initial capitalization on April 1, 2003, the Partnership entered into a new promissory note (the "New Note") with the Predecessor in the amount of $32,301,000. The New Note is a five-year note bearing interest at 9.3% per annum on a twenty-year amortization schedule.

3.    CONTINGENCIES

NET REVENUE

The calculation of appropriate payments from the Medicare and Medicaid programs as well as terms governing agreements with other third-party payors are complex and subject to interpretation. Final determination of amounts earned under the Medicare and Medicaid programs often occurs subsequent to the year in which services are rendered because of audits by the programs, rights of appeal and the application of numerous technical provisions. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. In the opinion of management, adequate provision has been made for adjustments that may result from such routine audits and appeals.

PROFESSIONAL, GENERAL AND WORKERS' COMPENSATION LIABILITY RISKS

IASIS, on behalf of the Partnership, maintains general and professional liability insurance as well as workers' compensation insurance in excess of self-insured retentions through a commercial insurance carrier in amounts that IASIS believes to be sufficient for the Partnership, although, potentially, some claims may exceed the scope of coverage in effect. The cost of general and professional liability and workers' compensation coverage including the full self-insured retention exposure is allocated by IASIS to the Partnership based upon adjusted patient days. IASIS maintains reserves for general and professional liability and workers' compensation. Accordingly, no reserve for liability risks is recorded on the accompanying condensed balance sheets. The Partnership is currently not a party to any such proceedings that, in the Partnership's opinion, would have a material adverse effect on its business, financial condition or results of operations.

The Partnership participates in a self-insured program for health insurance administered by IASIS. IASIS allocates costs of the program based upon the number of program participants employed by the Partnership.

OTHER

The Partnership is subject to claims and legal actions arising in the ordinary course of business. The Partnership is currently not a party to any such proceedings that, in the Partnership's opinion, would have a material adverse effect on its business, financial condition or results of operations.

The Partnership's assets and equity interests are pledged as a full and unconditional guarantee of certain debt of IASIS, which totaled approximately $651.1 million at March 31, 2004.

In order to recruit and retain physicians to the communities it serves, the Partnership has committed to provide certain financial assistance in the form of recruiting agreements with various physicians. Amounts advanced under the recruiting agreements are generally forgiven pro rata over a period of 24 months after one year of completed service and contingent upon the physician continuing to practice in the respective community. The amounts advanced and not repaid, in management's opinion, will not have a material adverse effect on the Partnership's financial condition or results of operations.

5.    INCOME TAXES

The Predecessor operated as a taxable corporation, whereas the Partnership is a nontaxable entity. No provision for income taxes has been reflected in the accompanying condensed financial statements for the Partnership, because the tax effect of the Partnership's activities accrues to the individual partners for all periods subsequent to March 31, 2003.

                           JORDAN VALLEY HOSPITAL, LP
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
                                   (CONTINUED)

The Predecessor maintained a valuation allowance for deferred tax assets it believed more likely than not would not be realized. There were no net deferred income tax assets or liabilities at March 31, 2003. The Partnership does not maintain deferred tax assets or liabilities subsequent to March 31, 2003, because the tax effect of its operations accrues directly to the individual partners.

The Partnership's tax return and the amounts of distributable Partnership income or loss are subject to examination by the federal and state taxing authorities. In the event of an examination of the Partnership's tax return, the tax liability of the partners could be changed if any adjustment to the Partnership taxable income or loss is ultimately sustained by the taxing authorities.